                                                                    Exhibit 2.1

                            STOCK PURCHASE AGREEMENT


                                      AMONG


                 KAMORI INTERNATIONAL CORPORATION, as the Seller


                             ASC WEST, as the Buyer


                                       AND


                               ASC HOLDINGS, INC.


                                 August 1, 1997
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.    Definitions..........................................................    1

2.    Purchase and Sale of Shares..........................................    7
      (a)   Basic Transaction..............................................    7
      (b)   Purchase Price.................................................    7
      (c)   Working Capital Adjustment.....................................    8
      (d)   Additional Payment.............................................    9
      (e)   Operating Losses...............................................    9
      (f)   The Closing....................................................   11
      (g)   Deliveries at the Closing......................................   11
      (h)   Excluded Assets................................................   11

3.    Additional Agreements by the Seller, the Buyer and ASC...............   11
      (a)   Planned Capital Expenditure Program............................   11
      (b)   Sales and Transfer Taxes and Fees..............................   13

4.    Representations and Warranties Concerning the Transac tion...........   13
      (a)   Representations and Warranties of the Seller...................   13
      (b)   Representations and Warranties of the Buyer and ASC............   15

5.    Representations and Warranties Concerning the Companies..............   16
      (a)   Organization, Qualification, and Corporate Power...............   16
      (b)   Capitalization.................................................   16
      (c)   Noncontravention...............................................   17
      (d)   Brokers' Fees..................................................   17
      (e)   Title to Tangible Assets.......................................   18
      (f)   Financial Statements...........................................   18
      (g)   Events Subsequent to Most Recent Fiscal Month End..............   18
      (h)   Legal Compliance...............................................   18
      (i)   Tax Matters....................................................   19
      (j)   Real Property..................................................   19
      (k)   Intellectual Property..........................................   21
      (l)   Contracts......................................................   21
      (m)   Powers of Attorney.............................................   22
      (n)   Litigation.....................................................   22
      (o)   Employee Benefits..............................................   22
      (p)   USFS Permits...................................................   23
      (q)   Labor Matters..................................................   23
      (r)   Books and Records..............................................   24
      (s)   Insurance......................................................   24
      (t)   Environment, Health, and Safety................................   24
      (u)   Water Rights...................................................   25
      (v)   Condition and Sufficiency of Assets............................   25
      (w)   Relationships with Affiliates..................................   26
      (x)   Guarantees.....................................................   26


                                       i
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                                                                            Page
                                                                            ----

6.    Pre-closing Covenants................................................   26
      (a)   General........................................................   26
      (b)   Notices to and Consents by Government..........................   26
      (c)   Operation of Business..........................................   27
      (d)   Maintenance of Assets..........................................   27
      (e)   Full Access, Disclosure, Press Release.........................   27
      (f)   Notice of Developments.........................................   28
      (g)   Payment of Indebtedness........................................   28
      (h)   USFS Permit....................................................   28
      (i)   Cooperation....................................................   28
      (j)   Qualification of the Buyer to Secure Permits, Licenses
            and Other Approvals............................................   28
      (k)   Escrow Agreement...............................................   29
      (l)   Financial Statements...........................................   29
      (m)   No Shop........................................................   29

7.    Post-Closing Covenants...............................................   29
      (a)   General........................................................   29
      (b)   Litigation Support.............................................   29
      (c)   Perpetual Lift and Golf Passes.................................   30
      (d)   Employment.....................................................   31
      (e)   Bonus..........................................................   31

8.    Conditions to Obligation to Close....................................   31
      (a)   Conditions to Obligation of the Buyer and ASC..................   31
      (b)   Conditions to Obligation of the Seller.........................   32

9.    Tax Matters..........................................................   33
      (a)   Tax Sharing Agreements.........................................   33
      (b)   Returns for Periods Through the Closing Date...................   33
      (c)   Audits.........................................................   34
      (d)   Section 338(h)(10) Election....................................   34

10.   Remedies for Breaches of This Agreement..............................   35
      (a)   Survival of Representations and Warranties.....................   35
      (b)   Indemnification Provisions for Benefit of the Buyer............   35
      (c)   Indemnification Provisions for Benefit of the Seller...........   36
      (d)   Matters Involving Third Parties................................   37
      (e)   Determination of Adverse Consequences..........................   37
      (f)   Exclusive Remedy...............................................   37
      (g)   Liquidated Damages.............................................   37

11.   Termination..........................................................   38
      (a)   Termination of Agreement.......................................   38
      (b)   Effect of Termination..........................................   39

12.   Miscellaneous........................................................   39
      (a)   Arbitration....................................................   39
      (b)   No Third Party Beneficiaries...................................   40


                                       ii
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                                                                            Page
                                                                            ----

      (c)   Entire Agreement...............................................   40
      (d)   Succession and Assignment......................................   40
      (e)   Counterparts...................................................   40
      (f)   Headings.......................................................   40
      (g)   Notices........................................................   40
      (h)   Governing Law..................................................   41
      (i)   Amendments and Waivers.........................................   42
      (j)   Severability...................................................   42
      (k)   Expenses.......................................................   42
      (l)   Construction...................................................   42
      (m)   Incorporation of Exhibits, Annexes, and Schedules..............   42
      (n)   Joint and Several Obligations of the Buyer and ASC.............   42

Exhibit A --    Financial Statements
Exhibit B --    USFS Permits
Exhibit C --    Residence Purchase Agreement
Exhibit D --    Computer Software Licensing Agreement
Exhibit E --    Trademark Licensing Agreement
Exhibit F --    Capital Improvements
Exhibit G --    Escrow Agreement

Annex I   --    Exceptions to the Seller's Representations and
                Warranties Concerning the Transaction
Annex II  --    Exceptions to the Buyer's Representations and
                Warranties Concerning the Transaction

Schedule 2(h)(ii)   --   Excluded Assets
Schedule 6(g)       --   Indebtedness
Schedule 7(c)(i)    --   Ski Passes
Schedule 7(e)       --   Bonuses
Schedule 9(k)       --   Allocation Schedule
Disclosure Schedule --   Exceptions to Representations and Warranties
                         Concerning the Companies

                            STOCK PURCHASE AGREEMENT

            Agreement entered into as of August, 1, 1997, by and among ASC West, a Maine corporation (the "Buyer"), Kamori International Corporation, a Delaware corporation (the "Seller"), and ASC Holdings, Inc., a Maine corporation ("ASC"). The Buyer, the Seller and ASC are referred to herein collectively as the "Parties" and individually as a "Party."

            The Seller owns all of the outstanding capital stock (the "Shares") of Steamboat Ski & Resort Corporation, a Delaware corporation ("SSRC"), Steamboat Development Corporation, a Delaware corporation ("SDC"), Orlando Resort Corporation, a Delaware corporation ("ORC"), Heavenly Valley Ski & Resort Corporation, a Delaware corporation ("HVSRC"), and Heavenly Corporation, a Delaware corporation ("HC"). HVSRC and HC collectively own all of the partnership interests in Heavenly Valley, Limited Partnership, a Nevada limited partnership ("HVLP" and, collectively with SSRC, SDC, ORC, HVSRC and HC, the "Companies").

            This Agreement contemplates a transaction in which ASC will purchase through the Buyer, its direct wholly-owned subsidiary, from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of each of the Companies in return for cash.

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Definitions.

      "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

      "Adjusted Amount" has the meaning set forth in ss. 2(b) below.

      "Adverse Consequences" means, whether or not involving a third party claim, all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, diminution in monetary value, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504.

      "Applicable Federal Rate" means the short term applicable Federal Rate as published from time to time by the Internal Revenue Service in accordance with the Code.

      "ASC" has the meaning set forth in the preface above.

      "Banking Day" means any day other than a Saturday, Sunday or a day when banks are authorized or required by law to close in New York, New York.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in ss. 2(f) below.

      "Closing Date" has the meaning set forth in ss. 2(f) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Companies" has the meaning set forth in the preface above.

      "Confidential Information" means any information concerning the businesses and affairs of the Companies and their subsidiaries that is not already generally available to the public.

      "Contract Deposit" has the meaning set forth in ss. 6(k) below.

      "Disclosure Schedule" has the meaning set forth in ss. 5 below.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.
3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.
3(1).

      "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means the LTCB Trust Company.

      "Expedited Arbitration" has the meaning set forth in ss. 12(b) below.

      "Financial Statements" has the meaning set forth in ss. 5(f) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" means any:

      (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

      (b) federal, state, local, municipal, foreign, other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

      (d) multi-national organization or body; or

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Hazardous Substances" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law, including, but not limited to, petroleum, asbestos, or polychlorinated biphenyls.

      "Income Tax" means any Tax or measured by net income.

      "Income Tax Return" means any return, declaration, report or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

      "Indebtedness" means, with respect to any Person, without duplication any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP and any guarantee by such Person of any Indebtedness of any other Person.

      "Indemnified Party" has the meaning set forth in ss. 10(d) below.

      "Indemnifying Party" has the meaning set forth in ss. 10(d) below.

      "Knowledge" -- the Seller will be deemed to have "Knowledge" of a particular fact or other matter if any executive officer of any of the Companies is actually aware of such fact or other matter or should reasonably be expected to discover or otherwise become aware of such fact or matter in the Ordinary Course of Business.

      "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Management" means persons employed by either SSRC, HVSRC, HC or HVLP as President or Vice President as of the date of this Agreement.

      "Material Adverse Effect" means a material adverse effect upon the business, properties, results of operations or financial position of the Companies as a whole.

      "Most Recent Financial Statements" has the meaning set forth in ss. 5(f) below.

      "Most Recent Fiscal Month End" has the meaning set forth in ss. 5(f) below.

      "New USFS Permits" has the meaning set forth in ss. 6(h) below.

      "Net Working Capital" means the value of trade receivables determined on an aged basis in accordance with GAAP, minus (x) the amount of trade payables (excluding from this amount payables associated with the capital expenditures indicated on Exhibit F attached hereto), and (y) deposits and other amounts constituting prepayments for goods or services to be provided by any of the Companies following the Closing, including without limitation, amounts paid for the 1997-1998 ski passes or other pre-season or discount ticket sales, all as reflected on the September 30 Balance Sheets, as determined in accordance with GAAP and excluding items relating to transactions among the Companies and its Affiliates.

      "Operating Cash Flow Deficit" has the meaning set forth in ss. 2(e)(i) below.

      "Operating Cash Flow Deficit Reimbursement" has the meaning set forth in ss. 2(e)(i) below.

      "Ordinary Course of Business" means, with respect to the Companies, the ordinary course of business consistent with past custom and practice, taking into account the seasonality of their businesses.

      "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited partnership agreement and the certificate of limited partnership of a limited partnership;
(c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

      "Parties" has the meaning set forth in the preface above.

      "Permitted Liens" shall mean (A) mechanics' carriers', workmens', repairmens' and other like liens for work performed for, or services rendered or supplies furnished to, any of the Companies in the ordinary course of business (but excluding Security Interests), (B) liens for real estate taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter by paid without penalty, or that are being contested in good faith by appropriate proceedings, (C) imperfections of title that are not substantial in character,
(D) easements, covenants, rights-of-way, claims and other encumbrances (but excluding any Security Interests), (E) zoning, building and other similar restrictions, and (F) any conditions that may be shown by a current, accurate survey or physical inspection of any of the real property of the Companies made prior to Closing, none of which items set forth in clauses (a) through (f) above, individually or in the aggregate, have, had or would reasonably be expected to have a Material Adverse Effect.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Preliminary September 30 Balance Sheets" has the meaning set forth in ss. 2(c)(ii) below.

      "Proceeding" has the meaning set forth in ss. 5(n) below.

      "Reportable Event" has the meaning set forth in ERISA ss. 4043.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens securing trade payables or capital expenditures pursuant to ss. 3(c), (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves are made in the Financial Statements, (c) purchase money liens securing trade payables or capital expenditures pursuant to ss.3 (c), and (d) other liens arising in the Ordinary Course of Business.

      "Seller" has the meaning set forth in the preface above.

      "September 30 Balance Sheets" has the meaning set forth in ss. 2(c)(iv) below.

      "September 30 Net Working Capital" has the meaning set forth in ss. 2(c)(i) below.

      "Shares" means all of the outstanding shares of the Common Stock of each of SSRC, SDC, ORC, HVSRC and HC.

      "Tax and Taxes" any taxes imposed by the United States or any state, local or foreign Governmental Body.

      "Tax Returns" means any return, declaration, report or information return or statement relating to Taxes, including any schedule or attachment thereto.

      "Third Party Claim" has the meaning set forth in ss. 10(d) below.

      "Threatened" --a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any written statement has been made or any written notice has been given, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

      "Unadjusted Purchase Price" has the meaning set forth in ss. 2(b) below.

      "USFS" means the United States Forest Service.

      2. Purchase and Sale of Shares.

            (a) Basic Transaction. On the terms and subject to the conditions of this Agreement, the ASC and the Buyer jointly and severally agree to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Shares for the consideration specified below in this ss. 2.

            (b) Purchase Price. The Buyer shall pay to the Seller $288.3 million (the "Unadjusted Purchase Price") plus or minus, as the case may be, an Adjustment Amount. The Adjustment Amount shall be the sum of (i) the Net Working Capital calculated pursuant to ss. 2(c) below; (ii) the Additional Payment calculated pursuant to ss. 2(d) below; and (iii) the Operating Cash Flow Deficit Reimbursement calculated pursuant to ss. 2(e) below.

            Upon execution of this Agreement, the Buyer shall deposit with the Escrow Agent the Contract Deposit. Such Contract Deposit shall be a check made payable to the order of the Escrow Agent and shall be partial payment of the Unadjusted Purchase Price. On the Closing Date, the Buyer shall pay, in cash payable by wire transfer or delivery of other immediately available funds: (i) the balance of the Unadjusted Purchase Price and (ii) the Additional Payment.

            The positive Net Working Capital and the Operating Cash Flow Deficit Reimbursement shall be paid in cash payable by wire transfer or delivery of other immediately available funds as promptly as practicable and in accordance with ss. 2(c) and ss. 2(e) below.

            Upon consummation of the transactions contemplated hereby, the Seller shall retain the Contract Deposit. The Unadjusted Purchase Price shall be allocated to the capital stock of each of the Companies based on an appraisal by a firm or firms through a procedure mutually acceptable to the Parties to this Agreement promptly after execution of this Agreement but prior to the Closing.

            (c) Working Capital Adjustment.

            (i) The Buyer shall pay all positive Net Working Capital as calculated from the September 30 Balance Sheets (the "September 30 Net Working Capital") to the Seller. If the September Net Working Capital is negative then the Seller shall deliver to the Buyer the amount of such September 30 Net Working Capital. Payments must be made in immediately available funds and to such accounts as the receiving party will specify.

            (ii) Within sixty (60) days following the Closing Date, the Seller shall cause its Certified Public Accountant (currently Arthur Andersen
      LLP) to prepare and deliver to the Buyer audited balance sheets of the Companies as of September 30, 1997 (the "Preliminary September 30 Balance Sheets"). The Preliminary September 30 Balance Sheets shall be accompanied by an opinion of the Certified Public Accountant to the following effect; the Preliminary September 30 Balance Sheets will present fairly the consolidated financial position of the Companies as of September 30, 1997 and will be in conformity with GAAP. The Buyer shall, and shall cause the Companies to, fully cooperate in good faith with the Seller in the preparation of the Preliminary September 30 Balance Sheets, such cooperation to include, without limiting the generality of the foregoing, full access to the books and records of the Companies for such purpose. The Seller and the Buyer shall each pay 50% of the fees and expenses of the Certified Public Accountant.

            (iii) Upon receipt of the Preliminary September 30 Balance Sheets, the Buyer and its accountants shall have the right during the succeeding thirty (30)-day period to examine, at the Buyer's expense, the Preliminary September 30 Balance Sheets and all records used to prepare such Preliminary September 30 Balance Sheets. The Buyer shall notify the

      Seller in writing, on or before the last day of the thirty (30)-day period, of any good faith objections to the Preliminary September 30 Balance Sheets, setting forth a detailed description of the Buyer's objections and the dollar amount of each objection. If the Buyer does not deliver such notice within such thirty (30)-day period, the Preliminary September 30 Balance Sheets shall be deemed to have been accepted by the Buyer.

            (iv) If the Buyer in good faith objects to the Preliminary September 30 Balance Sheets, the Seller and the Buyer shall attempt to resolve any such objections within ten (10) days of the Seller's receipt of the Buyer's objections. If the Parties agree upon the resolution of their dispute, such resolution shall be conclusive and binding upon the Parties. If the Parties are unable to resolve the matter within such ten (10) day period, then the Parties shall submit such dispute for final resolution in accordance with the procedures set forth in ss. 12(b). The Preliminary September 30 Balance Sheets after the acceptance thereof by the Buyer or the resolution of all disputes in connection therewith pursuant to ss. 12(b) hereof is referred to herein as the "September 30 Balance Sheets."

            (d) Additional Payment. The Buyer agrees to pay to the seller an additional amount (the "Additional Payment") equal to the Unadjusted Purchase Price multiplied by the short-term Applicable Federal Rate for October, 1997 as published by the Internal Revenue Service and a fraction, the numerator of which is the number of days from and including October 1, 1997 and to and excluding the Closing Date, and the denominator of which is 360.

            (e) Operating Losses.

            (i) The Buyer shall reimburse the Seller for the sum of operating cash flow deficits (the "Operating Cash Flow Deficit Reimbursement") of each of the Companies' operations realized by the Companies for the period from and including October 1, 1997 to the Closing as provided below. The Operating Cash Flow Deficit for a Company during this period shall be defined as the loss before income taxes, computed on the accrual basis of accounting in accordance with GAAP, minus (a) depreciation expense, (b) amortization expense related to deferred loan costs, (c) interest expense,
      (d) bad debt expense related to accounts and mortgages receivable, and (e) cash received by the Companies during the period from October 1, 1997 to the Closing Date related to the sale of ski passes for the 1997-98 ski season (or any subsequent ski season) of such Company; provided, however, without duplication, any amount paid in respect of trade payables on the September 30 Balance Sheets paid between September 30, 1997 and the Closing shall be added to the Operating Cash Flow Deficit. For example, if the loss before income taxes computed on the accrual basis of accounting in accordance with GAAP were $100, and depreciation expenses were $25 then the Operating Cash Flow Deficit would be $75. Payments must be made in immediately available funds and to such account as the Seller will specify and shall be made together with interest at the Applicable Federal Rate for the month of October 1997 compounded daily beginning on the Closing Date and ending on the date of payment.

            (ii) Within sixty (60) days following the Closing, the Seller shall cause its Certified Public Accountant to determine the actual amount of the Operating Cash Flow Deficit Reimbursement and to give notice thereof to the Buyer which notice (the "Cash Flow Notice") shall include said Certified Public Accountant's documentation of such final determination. The Buyer shall, and shall cause the Companies to, fully cooperate in good faith with the Seller in such determination, such cooperation to include, without limiting the generality of the foregoing, full access to the books and records of the Companies for such purpose. The Seller and the Buyer shall each pay 50% of the fees and expenses of the Certified Public Accountant.

            (iii) Upon receipt of the Cash Flow Notice, the Buyer and its accountants shall have the right during the succeeding thirty (30)-day period to examine, at the Buyer's expense, the Cash Flow Notice and all records used to prepare such. The Buyer shall notify the Seller in writing, on or before the last day of the thirty (30)-day period, of any good faith objections to the Cash Flow Notice, setting forth a detailed description of the Buyer's objections and the dollar amount of each objection. If the Buyer does not deliver such notice within such thirty
      (30)-day period, the Cash Flow Notice shall be deemed to have been accepted by the Buyer.

            (iv) If the Buyer in good faith objects to the Cash Flow Notice, the Seller and the Buyer shall attempt to resolve any such objections within ten (10) days of the Seller's receipt of the Buyer's objections. If the Parties agree upon the resolution of their dispute, such resolution shall be conclusive and binding upon the Parties. If the Parties are unable to resolve the matter within such ten (10) day period, then the Parties shall submit such dispute for final resolution in accordance with the procedures set forth in ss. 12(b).

            (f) The Closing.

            (i) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, NY 10022 commencing at 9:00 a.m. local time on the second Banking Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other Banking Day as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than October 15, 1997; provided, further, that the Buyer may accelerate the Closing Date with 15 days' written notice to the Seller.

            (ii) Time shall be of the essence with respect to the Closing Date and all other periods of time set forth herein.

            (g) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in ss. 8(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in ss. 8(b) below,
(iii) the Seller will deliver to the Buyer stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in ss. 2(b) above.

            (h) Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the Seller has not agreed to sell to the Buyer and is not obligated to transfer to the Buyer and the Buyer has not agreed to purchase and is not entitled to acquire from the Seller (i) Cash, and (ii) any of the assets set forth in Schedule 2(h)(ii) attached hereto, and all of which shall remain the sole and exclusive property of the Seller, and all of which shall be distributable pursuant to ss. 6(d) herein.

      3. Additional Agreements by the Seller, the Buyer and ASC.

            (a) Planned Capital Expenditure Program.

                  (i) The Seller shall cause the Companies, prior to the Closing Date, to proceed diligently with the capital improvements to the assets which are described on Exhibit F hereto (each a "Capital Improvement"). Said Exhibit F sets forth the estimated cost of performing each Capital Improvement. Unless the Seller otherwise agrees in writing, the aggregate estimated cost of performing all Capital Improve-ments by the Companies shall not exceed the aggregate amount of performing all Capital Improvements set forth in Exhibit F attached hereto.

                  (ii) The Seller agrees that all work to be done in connection with performing any or all such Capital Improvements shall, if and when commenced, be performed with due diligence in a good and workmanlike manner and in compliance with all laws in conformity with the standard observed by prudent owners of comparable facilities and all applicable legal and insurance requirements.

                  (iii) On the Closing Date, the Seller shall pay to the Buyer an amount equal to 85% ("Pre-Closing Capital Expenditure Payment") of the excess of (i) the aggregate amount indicated on Exhibit F attached hereto over (ii) the Seller's estimate of the aggregate amount ("Pre-Closing Capital Expenditures") the Seller has paid in connection with the capital expenditures in Exhibit F as of the Closing Date.

                  (iv) Within sixty (60) days following the Closing, the Buyer shall cause its Certified Public Accountant to determine the actual amount of the Pre-Closing Capital Expenditures ("Actual Pre-Closing Capital Expenditures") and to give notice thereof to the Seller which notice (the "Capital Expenditure Notice") shall include said Certified Public Accountant's documentation of such final determination. The Capital Expenditure Notice shall also set forth the excess of (i) the aggregate amount indicated on Exhibit F attached hereto over (ii) the sum of (A) the Pre-Closing Capital Expenditures Payment and (B) Actual Pre-Closing Capital Expenditures ("Capital Expenditure Adjustment"). The Seller shall pay the Buyer the Capital Expenditure Adjustment pursuant to the procedures set forth below. The Buyer shall pay the fees and expenses of the Certified Public Accountant.

                  (v) Upon receipt of the Capital Expenditure Notice, the Seller and its accountants shall have the right during the succeeding thirty
      (30)-day period to examine, at the Seller's expense, the Capital Expenditure Notice and all records used to prepare such. The Seller shall notify the Buyer in writing, on or before the last day of the thirty
      (30)-day period, of any good faith objections to the Capital Expenditure Notice, setting forth a detailed description of the Seller's objections and the dollar amount of each objection. If the Seller does not deliver such notice within such thirty (30)-day period, the Capital Expenditure Notice shall be deemed to have been accepted by the Seller.

                  (vi) If the Seller in good faith objects to the Capital Expenditure Notice, the Buyer and the Seller shall attempt to resolve any such objections within ten (10) days of the Buyer's receipt of the Seller's objections. If the Parties agree upon the resolution of their dispute, such resolution shall be conclusive and binding upon the Parties. If the Parties are unable to resolve the matter within such ten (10)-day period, then the Parties shall submit such dispute for final resolution in accordance with the procedures set forth in ss. 12(b).

                  (vii) No later than 10 days after May 31, 1998, the Buyer shall deliver to the Seller an invoice itemizing, in the same manner as set forth in Exhibit F, all expenditures incurred in connection with performing the Capital Improvements for the period from and including the Closing Date to and including May 31, 1998 ("Post-Closing Capital Expenditures"). The Buyer shall pay the Seller an amount equal to 49% of the excess of (i) the aggregate amount of capital expenditures set forth in Exhibit F over the (ii) the sum of (A) the Pre-Closing Capital Expenditures and (B) the Post-Closing Capital Expenditures.

            (b) Sales and Transfer Taxes and Fees. The Buyer shall pay all state and local taxes, other than franchise taxes or Income Taxes or taxes in the nature thereof, with respect to the transactions contemplated by this Agreement, including documentary fees and sales and transfer taxes.

      4. Representations and Warranties Concerning the Transaction.

            (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer and ASC that the statements contained in this ss. 4(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 4(a)) with respect to itself, except as set forth in Annex I attached hereto.

            (i) Organization. The Seller is a corporation duly organized and validly existing under the laws of Delaware. The Seller is duly authorized to execute, deliver and perform this Agreement. Subject to obtaining the consents set forth in ss. 5(c) of the Disclosure Schedule, upon execution and delivery, and assuming the due authorization, execution and delivery by the Buyer, this Agreement will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor's rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution, delivery and performance of this Agreement by the Seller will not violate any law or regulation applicable to it, or its Certificate of Incorporation or by-laws, and will not constitute or result in a breach or default under any written agreement or other written instrument to which it is a party or by which it is bound or which affects any of its assets.

            (ii) No Conflict. Except as otherwise consented to, and subject to obtaining the consents listed in ss. 5(c) of the Disclosure Schedule, the execution and delivery of this Agreement by the Seller, the performance or compliance by the Seller of and with the terms and conditions hereof to be performed and complied with by the Seller, and the consummation by the Seller of the transactions contemplated hereby will not violate, conflict with or constitute a breach of (i) the terms, conditions or provisions of, or constitute a default under, any contract or agreement to which the Seller is a party or by which the Seller or its assets are bound or affected, that will be in effect at the Closing, or (ii) any law or regulation or any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentally to which the Seller is subject or any or its assets is bound.

            (iii) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, for which the Buyer could become liable or obligated except for such obligations to the Long-Term Credit Bank of Japan, Ltd., and any such fees or commissions payable to the Long-Term Credit Bank of Japan, Ltd. shall be the obligations of the Seller.

            (iv) Shares. The Seller holds of record and owns beneficially the number of Shares set forth next to its name in ss. 5(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Companies (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Companies.

            (b) Representations and Warranties of the Buyer and ASC. The Buyer and ASC jointly and severally represent and warrant to the Seller that the statements contained in this ss. 4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 4(b)), except as set forth in Annex II attached hereto.

            (i) Organization. The Buyer and ASC are corporations duly organized and validly existing under the laws of Maine. The Buyer is a direct wholly-owned subsidiary of ASC. ASC owns all the capital stock of American Skiing Company. The Buyer and ASC are duly authorized to execute, deliver and perform this Agreement. Upon execution and delivery, this Agreement will constitute the legal, valid and binding obligations of the Buyer and ASC, enforceable against the Buyer and ASC in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor's rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution, delivery and performance of this Agreement by the Buyer and ASC will not violate any law or regulation applicable to them, or their respective Certificate of Incorporation or by-laws, and will not constitute or result in a breach or default under any written agreement or other written instrument to which any of them is a party or by which any of them is bound or which affects any of their assets.

            (ii) No Conflict. The execution and delivery of this Agreement by the Buyer and ASC, the performance or compliance by the Buyer and ASC of and with the terms and conditions hereof to be performed and complied with the Buyer and ASC, and the consummation by the Buyer and ASC of the transactions contemplated hereby will not violate, conflict with or constitute a breach of the terms, conditions or provisions of, or constitute a default under any contract or agreement to which either the Buyer or ASC is a party or by which either the Buyer or ASC or any of their assets are bound or affected, or (ii) any law or regulation or any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentally to which either the buyer or ASC is subject or any or any of their assets is bound. Mr. Les Otten owns a majority of the issued and outstanding capital stock of ASC. None of Mr. Otten, ASC or the Buyer is party to any contract or agreement that limits, restricts or prohibits the ability of the Buyer or ASC to issue, or Mr. Otten to approve the issuance of, capital stock of the Buyer or ASC to finance the transactions contemplated hereby.

            (iii) Brokers' Fees. None of the Buyer, ASC, or American Skiing Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (iv) Investment. Neither the Buyer nor ASC is acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

            (v) Management. Neither the Buyer nor ASC has any current plan or intention to reshuffle, layoff or reassign one or more of the Management as of the Closing. The Buyer and ASC reserve the right to assess the Management's performance on a going forward basis after the Closing.

      5. Representations and Warranties Concerning the Companies. The Seller represents and warrants to the Buyer and ASC that the statements contained in this ss. 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 5), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule").

            (a) Organization, Qualification, and Corporate Power. Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Companies has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. ss. 5(a) of the Disclosure Schedule lists the name, jurisdictions in which it is authorized to do business and directors and officers of each of the Companies. The Seller has delivered to the Buyer copies of the Organizational Documents of each of the Companies, as currently in effect.

            (b) Capitalization. The entire authorized capital stock of SSRC consists of 22 shares, of which 18 shares are issued and outstanding. The entire authorized capital stock of SDC consists of 100 shares, of which 20 shares are issued and outstanding. The entire authorized capital stock of ORC consists of 10,000 shares, of which 200 shares are issued and outstanding. The entire authorized capital stock of HVSRC consists of 100 shares, of which 69 shares are issued and outstanding. The entire authorized capital stock of HC consists of 100 shares, of which 31 shares are issued and outstanding. All of the issued and outstanding shares of each of SSRC, SDC, ORC, HVSRC and HC have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller as set forth in ss. 5(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Companies to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Companies.

            (c) Noncontravention. To the Knowledge of the Seller, except as set forth in ss. 5(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Companies is subject or any provision of the charter or bylaws of any of the Companies or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except for the consents set forth in ss. 5(c) of the Disclosure Schedule, to the Knowledge of the Seller, none of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in ss. 5(c) of the Disclosure Schedule, to the Knowledge of the Seller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Companies or that otherwise relates to the business of, or any of the assets owned or used by, any of the Companies.

            (d) Brokers' Fees. None of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (e) Title to Tangible Assets. Except as set forth in ss. 5(e) of the Disclosure Schedule, to the Knowledge of the Seller, the Companies have good title to, or a valid leasehold interest in, the tangible assets they use in the conduct of their respective businesses or which are reflected in the Financial Statements, true and clear of all Security Interests. This section does not cover real estate, which is covered exclusively by ss. 5(j), intellectual property, which is covered exclusively by ss. 5(k) or contracts, which are covered by ss. 5(l).

            (f) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended May 31, 1994, 1995, and 1996 for the Companies; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the twelve months ended May 31, 1997 (the "Most Recent Fiscal Month End") for the Companies. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

            (g) Events Subsequent to Most Recent Fiscal Month End. Except as provided in ss. 5(g) in the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any change that has resulted, and to the Knowledge of the Seller, there has not been any event that is very likely to result, in a Material Adverse Effect compared with the comparable prior period. Without limiting the generality of the foregoing, since that date none of the Companies has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

            (h) Legal Compliance. To the Knowledge of the Seller, each of the Companies is in compliance with all Legal Requirements and Governmental Authorizations. To the Knowledge of the Seller, none of the Companies has received any written notice or written communication from any Governmental Body or any other Person which are currently not remedied in full or pending regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. This section does not cover environmental matters which are covered exclusively by ss. 5(t) below.

            (i) Tax Matters.

            (i) Each of the Companies has filed all Tax Returns that it was required to file, such Tax Returns are true, accurate and complete, and each of the Companies has paid all Taxes due. Each of the Companies has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

            (ii) ss. 5(i)(ii) of the Disclosure Schedule lists all Income Tax Returns filed with respect to any of the Companies for taxable periods ended on or after May 31, 1994, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Seller shall deliver to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies since the tax year ended May 31, 1994.

            (iii) The Affiliated Group with Seller as parent and the Companies as subsidiary members has filed all Income Tax Returns that it was required to file for each taxable period during which any of the Companies was a member of the group, such Income Tax Returns are true, accurate and complete, and the Affiliated Group has paid all Income Taxes shown thereon as owing.

            (iv) The charges, accruals and reserves with respect to Taxes on the respective books of each of the Companies are adequate (determined in accordance with GAAP). There exists no proposed tax assessment against any of the Companies except as disclosed in the Financial Statements or in ss. 5(i)(iv) of the Disclosure Schedule.

            (j) Real Property.

            (i) Except as provided in ss. 5(j)(i) of the Disclosure Schedule, ss. 5(j)(i) of the Disclosure Schedule lists all real property that any of the Companies owns, which constitutes all owned real property used in the operations of the Companies' business or otherwise occupied in connection with the operations by the Companies, and/or reflected on the Financial Statements or acquired since the date thereof. Neither the

      Seller nor its Affiliates own any real property located in the States of California, Colorado, Florida or Nevada other than those described in Schedule ss. 2(h)(ii) herein. The Seller has delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Companies acquired such real property interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Seller or the Companies and relating to such real property interests. With respect to each such parcel of owned real property:

                  (A) The identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for Permitted Liens;

                  (B) Except as set forth in ss. 5(j)(i)(B) of the Disclosure
            Schedule there are no leases, licenses, concessions, or other agreements pursuant to which any of the Companies has granted to any other party or parties the right of use or occupancy of any portion of the parcel of real property described in ss. 5(j)(i) of the Disclosure Schedule; and

                  (C) Except as may be provided in the instruments referred to in ss. 5(j)(i)(A) of the Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase the parcel of real property described in ss. 5(j)(i) of the Disclosure Schedule, or any portion thereof or interest therein.

            (ii) ss. 5(j)(ii) of the Disclosure Schedule lists all real property leased or subleased to any of the Companies which constitutes all of the real property leased or subleased to any of the Companies for the regular use in the operation of their respective businesses, otherwise occupied by the Companies and/or reflected on the Financial Statements or acquired or disposed of in the Ordinary Course of Business since the date of the Financial Statements. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in ss. 5(j)(ii) of the Disclosure Schedule (as amended to date). To the Knowledge of the Seller, each lease and sublease listed in ss. 5(j)(ii) of the Disclosure Schedule is in full force and effect, each Company is in full compliance therewith and there exists no defaults, or events which with the passage of time or giving of notice, could constitute a default.

            (iii) Except as provided in ss. 5(j)(i) or (ii) of the Disclosure Schedule, ss. 5(j)(i) and (ii) of the Disclosure

      Schedule lists all real property that the Company owns, regularly uses or occupies in connection with the operation of the Companies' respective businesses.

            (k) Intellectual Property. Except as disclosed in ss. 5(k) of the Disclosure Schedule, to the Knowledge of the Companies, the Companies own or possess adequate licenses or other valid rights to use or operate within the scope of all Untied States and foreign patents, trademarks, trade names, copyrights, service marks, all applications therefor and registrations thereof, confidential or proprietary technical and business information, know-how and trade secrets, and computer software (collectively, "Intellectual Property") which are material to the operations of the Companies, as currently conducted. ss. 5(k) of the Disclosure Schedule sets forth a full and complete list of the service marks, trademarks, and copyrights owned by any of the Companies. Except as disclosed in ss. 5(k) of the Disclosure Schedule, such Intellectual Property that is owned by the Companies is not subject to any Security Interest. To the Knowledge of the Companies, there are no infringements or other violations or conflicts with the rights of others with respect to the use of or other conduct by the Companies within the scope of, ownership of, validity or enforceability of any Intellectual Property owned by the Companies.

            (l) Contracts. ss. 5(l) of the Disclosure Schedule lists, other than agreements for Indebtedness which the Seller or any of the Companies is obligated to pay prior to or at Closing, (i) all written contracts currently in effect and other written agreements currently in effect to which any of the Companies is a party the performance of which will involve consideration in excess of $100,000 or is otherwise material to the operation of the business, and each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property; (ii) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees; (iii) each joint venture and partnership agreement involving a sharing of profits, losses, costs, or liabilities by any of the Companies with any other Person; and (iv) each contract containing covenants that in any way purport to restrict the business activity of any of the Companies or any Affiliate of any of the Companies or limit the freedom of any of the Companies or any Affiliate of any of the Companies to engage in any line of business or to compete with any Person. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in 5(l) of the Disclosure Schedule (as amended to date).

            To the Seller's Knowledge, all the contracts listed in ss. 5(l) of the Disclosure Schedule are in full force and effect and neither the Seller nor any of the Companies has received any written notice of breach, violation or other default of any nature, or any event which with the passage of time or giving of notice or both, would constitute an event of default, breach or other violation with respect to any such contracts.

            (m) Powers of Attorney. As of the completion of the Closing, there will be no outstanding powers of attorney executed on behalf of any of the Companies.

            (n) Litigation. ss. 5(n) of the Disclosure Schedule sets forth each instance in which any of the Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction (the "Proceeding"), except where such Proceeding would relate to matters with respect to which the Companies are fully insured and the defense is being provided by the insurer or (iii) has any Knowledge that any such Proceeding has been Threatened by written correspondence to any of the Companies since January 1, 1995.

            (o) Employee Benefits.

            (i) ss. 5(o) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Companies maintains or to which any of the Companies contributes. No Employee Company Benefit Plans are subject to Title IV of ERISA.

                  (A) To the Knowledge of the Seller, each such Employee Benefit
            Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                  (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (C) Each such Employee Benefit Plan which is an Employee
            Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code ss. 401(a).

                  (D) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (ii) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan that any of the Companies maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute (other than routine claims for benefits) is pending or to the Knowledge of the Companies has been Threatened since January 1, 1995.

            (p) USFS Permits. Annexed hereto as Exhibit B are true, complete and correct copies of the existing USFS permits (including all amendments thereto). The existing USFS Permits are in full force and effect and, to the best of its knowledge, there are no defaults or amounts owing to USFS thereunder.

            (q) Labor Matters. Since January 1, 1994, none of the Companies has been or is a party to any collective bargaining or other labor contract. Since January 1, 1994, to the Knowledge of the Seller, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or union grievances, (b) any proceeding against or affecting any of the Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body or organizational activity, against or affecting any of the Companies or their premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by any of the Companies, and no such action is contemplated by any of the Companies. Each of the Companies has complied with all Legal Requirements relating to employment, equal employment opportunity, discrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

            To the Seller's Knowledge, ss.5(q) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of the Companies, including each employee on leave of absence or layoff status; employer; name; job title; current compensation paid or payable;

and any enforceable employment contracts of any of the Companies, if any.

            (r) Books and Records. The books of account, minute books, stock record books, and other records of the Companies, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Companies, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies.

            (s) Insurance. ss. 5(s) of the Disclosure Schedule sets forth a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of the Companies as of the date hereof. Such policies are in full force and effect, and all premiums due thereon have been paid. The Companies have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is believed by each of the Companies to be suitable for the respective business and operations of each of the Companies.

            (t) Environment, Health, and Safety.

            To the Knowledge of Seller:

            (i) Each of the Companies is in compliance with, and there has been no violation by the Companies of, since the respective date the Seller acquired each of the Companies, all applicable Environmental Laws. Such compliance includes, but is not limited to, the possession by each of the Companies of all permits and other governmental authorizations required under applicable Environmental Laws;

            (ii) There is no pending or Threatened claim, lawsuit, or administrative proceeding against any of the Companies under any Environmental Law. Neither Seller nor any of the Companies has received written notice or written communication from any federal, state, or local governmental agency, having jurisdiction since the respective date the Seller acquired each of the Companies, alleging that any of the Companies are in violation of any applicable Environmental Law or otherwise may be in liable under any applicable Environmental Law, which violation or liability is unresolved; and

            (iii) There have been no releases, spills or discharges of Hazardous Substances on or underneath any of the real property currently owned or leased by any of the Companies (the "Real Property") since the respective date the Seller acquired each of the Companies;

            (iv) The Seller and the Companies have made available to the Buyer for the Buyer's review, true and complete records of (A) all reports assessing the Companies' compliance with Environmental Laws or the environmental condition of the properties that have been prepared within the last five years from the date hereof, to the extent that such reports are within the possession of Seller or the Companies; (B) all test results relating to whether any of the Properties have been impacted by Hazardous Substances, to the extent such test results are within the possession of Seller or the Companies on the date of this Agreement; and (C) any written notices of violation, administrative or judicial complaints, or administrative or judicial orders (collectively, "Environmental Documents"), relating to (1) violations or alleged violations of Environmental Law or (2) releases, spills or discharges of Hazardous Substances, to the extent, in both cases, that such Environmental Documents relate to the Properties, are within the possession of Seller or the Companies, and involve pending matters or were issued within the last three years.

            (v) The representations and warranties in this Section 5(u) are the sole and exclusive representations and warranties in this Agreement related to environmental matters.

            (u) Water Rights. ss. 5(u) of the Disclosure Schedule contains a list of all of the water rights (whether decreed or undecreed, tributary, non-tributary, surface, underground or water authority or company stock) owned by, used in connection with the businesses of the Companies or appurtenant to real property owned by the Companies (the "Water Rights"). ss. 5(u) of the Disclosure Schedule also identifies all sources of water (other than natural snowfall) used by the Companies for snowmaking purposes during the 1996-1997 ski season setting forth the estimated annual amounts used from each source. For each of the fiscal years ended May 31, 1994, 1995, 1996 and 1997, each of the Companies had all necessary right, title, and interest in and to sufficient water rights to operate their respective businesses.

            (v) Condition and Sufficiency of Assets. To the Knowledge of the Seller, the buildings, plants, structures, and equipment, including all lifts, snow-making and associated equipment of the Companies are adequate for the uses to which they were being put as of the end of the 1996-1997 ski season.

            (w) Relationships with Affiliates. To the Knowledge of the Seller, neither the Seller nor the Companies or any Affiliates of the Seller or of any of the Companies has, or since May 31, 1996 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Companies' businesses in the United States (except for property that is owned or leased by any of the Companies or their subsidiaries). To the Knowledge of the Seller, except as set forth in ss. 5(w) of the Disclosure Schedule, neither the Seller or any Affiliates of the Seller or of any of the Companies is a party to any contract with or has any claim or right against, any of the Companies.

            (x) Guarantees. Except as set forth in ss. 5(y) of the Disclosure Schedule, (i) there is no Indebtedness of Persons other than the Companies secured by a lien or other Security Interest on or in any assets of the Companies (whether or not such indebtedness is assumed by the Companies), (ii) the Companies do not have any preferred stock outstanding and (iii) the Companies have not guaranteed any Indebtedness or other obligations of any Persons other than the Companies.

      6. Pre-closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss. 8 below).

            (b) Notices to and Consents by Government. Each of the Parties will (and the Seller will cause each of the Companies to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss. 4(a)(ii), ss. 4(b)(ii) and ss. 5(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and the Seller will cause each of the Companies to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its reasonable best efforts to obtain (and the Seller will cause each of the Companies to use its reasonable best efforts to obtain) a waiver from the applicable waiting period, and will make (and the Seller will cause each of the Companies to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

            (c) Operation of Business. Except as otherwise specifically permitted under this agreement, including ss. 6(d) below, the Seller will not cause or permit any of the Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Seller will cause the Companies to use their reasonable efforts to preserve intact their respective business organization and their respective relationship with suppliers, distributors, employees, customers and others having business relationships with the Companies, except as may otherwise be agreed in writing by the Buyer.

            (d) Maintenance of Assets. The Seller shall cause the Companies to maintain their respective assets consistent with their respective current practices until the Closing; provided however, on or prior to the Closing Date, the Seller may retain certain assets pursuant to ss. 2(h) herein and cause the Companies to distribute such assets set forth in Schedule 2(h)(ii) attached hereto.

            (e) Full Access, Disclosure, Press Release. The Seller will permit the Buyer, and the Seller will cause each of the Companies to permit the Buyer, representatives of the Buyer, the Buyer's financing sources and their representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Companies, whether in the Companies' possession or in the possession of its independent public accountants, subject to the rights of any tenants therein. The Buyer will treat and hold as such any Confidential Information it receives from the Seller and any of the Companies in the course of the reviews contemplated by this ss. 6(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and the Companies all tangible embodiments (and all copies) of the Confidential Information which are in its possession. The Parties shall make a mutually agreeable joint press release upon execution and delivery of this Agreement. No Party shall issue any other press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller, which will not be unreasonably withheld or delayed; provided, however, that any Party may make any public disclosure (in the case of information of a primarily financial nature concerning the Seller or the Compa-nies, limited to historical financial information) that in the opinion of counsel to such Party is required by applicable law or any listing or trading agreement concerning its publicly-traded securities or which may be necessary or desirable in connection with the Buyer's obtaining financing, including without limitation in complying with the provisions of federal and state securities laws and regulations and in conducting related underwriting and solicitation activities, in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure.

            (f) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any Party pursuant to this ss. 6(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

            (g) Payment of Indebtedness. On or prior to the Closing Date, the Seller shall pay or assume full and complete liability for all Indebtedness for borrowed money (including capital leases, if any) of the Companies existing at the Closing Date, which Indebtedness for borrowed money, to the extent in existence on the date hereof, is set forth on Schedule 6(g), and the Seller shall deliver at Closing evidence satisfactory to the Buyer that the Companies have been released of any and all liability or obligation therefor.

            (h) USFS Permit. Each of ASC and the Buyer shall use its best efforts to obtain (x) either (i) consents related to the transfer of ownership interests in the Steamboat and Heavenly ski areas (the "USFS Consents") or (ii) new USFS permits (the "New USFS Permits") and (y) any consents or agreements which may be required in connection therewith, and the Seller shall cooperate with the Buyer and furnish the Buyer such information as is in its possession and is necessary to obtain such USFS Consents and New USFS Permits. Each of ASC and the Buyer shall regularly inform the Seller of any developments with respect to the process of obtaining such consents and agreements or New USFS Permits and shall promptly respond to all inquiries of the Seller with respect thereto.

            (i) Cooperation. The Buyer, ASC and the Seller each covenant to use diligent efforts to cause all conditions to Closing to be met on or prior to the Closing Date.

            (j) Qualification of the Buyer to Secure Permits, Licenses and Other Approvals. Each of ASC and the Buyer or its permitted assignee, shall take such action as may reasonably be required to qualify itself under all applicable laws and regula-tions in order to consummate the transactions contemplated hereunder including without limitation, obtaining the USFS Consents and the New USFS Permits. Each of ASC and the Buyer shall timely and diligently proceed with such action so as to be able to perform its obligations in accordance with the provisions of this Agreement.

            (k) Escrow Agreement. Upon execution of this Agreement, the Parties shall enter into an escrow agreement in form and substance as set forth in Exhibit G attached hereto, pursuant to which the Buyer agrees to deposit with the Escrow Agent $11 million (the "Contract Deposit").

            (l) Financial Statements. The Seller shall provide to the Buyer, immediately upon receipt thereof, a full and complete copy of the Companies' audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows as of, and for the twelve months ended on, May 31, 1997, including all notes, together with the report of the Seller's independent public accountants thereon.

            (m) No Shop. The Seller shall not solicit, initiate, or encourage any proposals from, or negotiate with, any Person other than the Buyer or ASC with respect to the sale of any or all portion of its stock, any stock of any of the Companies, or any assets of any of the Companies, except in the Ordinary Course of Business, subject to the provisions of ss.ss. 6(c) and 6(d) hereof until this Agreement is terminated. The Seller shall inform any prospective purchasers that have contacted the Seller of the existence of this provision and shall terminate any discussions with such prospective purchasers as promptly as reasonably possible following any contact. Upon the Buyer's request, the Seller will cooperate with the Buyer in informing any potential purchasers of this provision.

      7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss. 10 below).

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Companies, each of the other Parties shall cooperate with him or it and his or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss. 10 below).

            (c) Perpetual Lift and Golf Passes.

            (i) The Buyer shall honor the currently outstanding perpetual ski-lift passes and golf passes for the Companies previously issued by the Seller or its Affiliates or their respective predecessors, which passes are listed on Schedule 7(c)(i) hereof, if and to the extent permitted under federal law and by the USFS.

            (ii) At the Closing, the Buyer shall issue ten new perpetual ski-lift passes for each of the Steamboat and Heavenly resorts to and in the name of the Seller, and shall have the ongoing obligation to issue ten new perpetual ski- lift passes for each of the ski resorts other than the Steamboat and Heavenly resorts which the Buyer will directly or indirectly own on or after the Closing Date. All such passes shall be assignable to any Affiliate of Kamori Kanko Co., Ltd., a Japanese corporation, the majority owner of the Seller and each of the passes described in this ss. 7 may be used by any person designated by the recipient of such pass.

            (iii) For so long as ASC directly or indirectly through its Affiliates holds the concession from the USFS to operate the ski areas to which such ski passes relate, ASC shall on an annual basis prior to November 15th of each year hereafter issue or cause such Affiliates to issue such new ski passes for the coming ski season to each of the persons entitled to receive such new ski passes pursuant to the terms of this Section. ASC further agrees that they shall require as a condition precedent to the transfer of its interests in the Companies holding such concession that the person or entity obtaining the succeeding concession to operate such ski area (i) assume in all respects ASC's continuing obligation to provide such new ski passes, and (ii) agrees to require any succeeding transferee of the ski area concession to assume such obligations as a condition precedent to such succeeding transfer.

            (d) Employment. The Buyer and ASC shall not effectuate, or cause any of the Companies to effectuate, a "plant closing" or "mass layoff" with respect to either SSRC or HVLP within 60 days after the Closing within the meaning of the Worker Adjustment and Restraining Notification Act.

            (e) Bonus. The Buyer and ASC agree to make bonus payments in December of 1997 to certain employees of HVLP as indicated in Schedule 7(e) attached hereto. The bonus payments shall be, in the aggregate, $250,000.

      8. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer and ASC. The obligations of each of the Buyer and ASC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in ss.4(a) and ss.5 above shall be true and correct in all material respects on the date hereof and at and as of the Closing Date, subject only to such exceptions as are not, individually or in the aggregate, materially adverse to the business, properties, results of operations or financial position of the Companies as a whole; provided that solely for such purpose such representations and warranties shall be construed without any Knowledge qualification contained therein, if any;

            (ii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss. 8(a)(i)-(iii) is satisfied in all respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Companies shall have received all other authorizations, consents, and approvals of Governmental Bodies and other third parties referred to in ss. 4(a)(ii), ss. 5(c) and including, without limitation, ss. 5(c) of the Disclosure Schedule, subject only to such conditions that would not cause a Material Adverse Effect; except where failure to receive such authorizations, consents, and approvals of Governmental Bodies and other third parties would not have a Material Adverse Effect;

            (vi) The Buyer shall have obtained the New USFS Permits in the name of the Buyer, or an assignment of the existing USFS Permits which shall be accompanied by an appropriate instrument of assignment or transfer to the Buyer, and all required consents to such assignment or transfer, if any;

            (vii) the Buyer shall have received from counsel to the Seller an opinion addressed to the Buyer in form and substance reasonably satisfactory to the Buyer's counsel, and dated as of the Closing Date; and

            (viii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer or ASC may waive any condition specified in this ss. 8(a) if it executes a writing so stating at or prior to the Closing. The availability of financing is not a condition to the obligation of the Buyer and ASC to consummate the transactions to be performed by them in connection with the Closing.

            (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in ss. 4(b) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer and ASC shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) the Buyer and ASC shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in ss. 8(b)(i)-(iii) is satisfied in all respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Companies shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in ss. 4(a)(ii), ss. 4(b)(ii), and ss. 5(c) above including, without limitation, ss. 5(c) of the Disclosure Schedule;

            (vi) the Buyer and the Seller shall have entered into a licensing agreement with respect to certain software owned by SSRC and a licensing agreement with respect to certain trademarks, logos, service marks, symbols or trade names as set forth in Exhibits D and E attached hereto and the same shall be in full force and effect;

            (vii) the Buyer shall have entered into a purchase agreement for Mr. Kimihito Kamori's residence at Polo Place, 2423 East Exposition Avenue, Denver, Colorado 80209 in form and substance as set forth in Exhibit C attached hereto and the same shall be in full force and effect;

            (viii) the Seller shall have received from counsel to the Buyer an opinion addressed to the Seller in form and substance reasonably satisfactory to the Seller's counsel, and dated as of the Closing Date; and

            (ix) all actions to be taken by the Buyer and ASC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this ss. 8(b) if it executes a writing so stating at or prior to the Closing.

      9. Tax Matters

            (a) Tax Sharing Agreements. Any tax sharing agreement between the Seller and any of the Companies is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

            (b) Returns for Periods Through the Closing Date. Seller's Responsibility. The Seller shall be responsible for paying, and shall indemnify and hold the Buyer and the Companies harmless, from and after the Closing Date, from and against any liabilities in respect of (i) any Taxes of the Seller and the Companies for any taxable periods ending on or before the Closing Date ("Pre-Closing Tax Periods") and (ii) any liability arising from the breach of the Seller's representations and warranties contained in ss. 5(i) hereof; provided, however, that the Seller shall not be responsible for any taxes described in ss. 3(b) hereof. The Seller shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns including any consolidated, combined or similar Tax Return with respect to the Companies for all Pre-Closing Tax Periods.

            Buyer Responsibility. The Buyer and the Companies shall be responsible for paying, and shall indemnify and hold the Seller harmless from, against, and in respect of any Taxes of the Buyer and of the Companies for (i) any Post-Closing Tax Periods and (ii) any taxes described in ss. 3(b) hereof. The Buyer shall duly prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to the Companies for any taxable periods ending after the Closing Date ("Post-Closing Tax Periods"). Neither the Buyer nor the Companies shall file any amended Tax Returns for any periods for or in respect of the Companies with respect to which the Buyer is not obligated to prepare or cause to be prepared pursuant to this ss. 9 without the prior written consent of the Seller. With respect to the Closing Date, the Buyer and ASC shall not cause the Companies to engage in any transaction that is not in each Company's Ordinary Course of Business except as otherwise provided in this Agreement.

            (c) Audits. With respect to any audits relating to taxes with respect to taxable periods ending on or before the Closing Date, the Seller shall control all proceedings and may make all decisions taken in connection with such audit. With respect to any tax claim relating to taxable periods ending after the Closing Date, the Buyer shall control all proceedings and may make all decisions taken in connection with such audit. The Buyer and the Seller shall cooperate in contesting any tax claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such tax claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such tax claim.

            (d) Section 338(h)(10) ElectThe Seller will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. The Seller will pay any tax attributable to the making of the Section 338(h)(10) Election as soon as practicable following the Closing Date, but in no event later than thirty days prior to the date such ss. 338 forms are required to be filed, the Buyer and the Seller shall prepare and agree upon the computation of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Companies in accordance with the terms hereof and the allocation of such Modified Aggregate Deemed Sale Price among such assets. This allocation of the Modified Aggregate Deemed Sale Price shall be based upon the fair market value of the assets of the Companies as determined by an appraisal conducted by a firm or firms through procedures as the Buyer and the Seller mutually agree upon. The Buyer shall bear the cost of all fees and expenses of the appraisal. All values contained in the allocation shall be consistently reported for tax purposes in accordance with the procedures reflected herein. The Buyer and the Seller shall report the purchase and sale under this Agreement consistent with such ss. 338(h)(10) Election. The Buyer and the Seller shall not take a position or any action contrary thereto unless re-quired to do so by applicable tax laws pursuant to a determination as defined in ss. 1313(a) of the Code. The Seller shall execute and deliver to Buyer such documents or forms as are reasonably requested and are required by any tax laws in order to properly complete the ss. 338 forms at least twenty days prior to the date such ss. 338 forms are required to be filed.

      10. Remedies for Breaches of This Agreement.

            (a) Survival of Representations and Warranties.

            All of the representations and warranties of the Seller contained in ss. 5 above (other than ss. 5(t)) shall survive the Closing hereunder (unless the damaged Party knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until May 31, 1998; provided, however, the representations and warranties contained in ss. 5(t) shall survive the Closing hereunder (unless the damaged Party knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until September 30, 1998. All of the representations and warranties of the Parties contained in ss. 4 above shall survive the Closing (unless the damaged Party knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for five (5) years thereafter (subject to any applicable statutes of limitations).

            (b) Indemnification Provisions for Benefit of the Buyer.

            In the event the Seller breaches any of its representations, warranties, and covenants contained herein and, if there is an applicable survival period pursuant to ss. 10(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to ss. 12(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification caused by the breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in ss. 5 above (other than ss. 5(e), (t), and (u)): (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $100,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds a one (1) million dollars aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences); provided further that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences by the breach of any representation or warranty of the Seller:

            (1) contained in ss. 5(e): (A) until the Buyer has suffered Adverse Consequences by reason of such breaches in excess of $100,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of such breaches exceed a one (1) million dollars aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences);

            (2) contained in ss. 5(t): (A) until the Buyer has suffered Adverse Consequences by reason of such breaches in excess of $500,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of such breaches exceed a five (5) million dollars aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences);

            (3) contained in ss. 5(u): (A) until the Buyer has suffered Adverse Consequences by reason of such breaches in excess of $250,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by such breaches exceed a two (2) million dollars aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences;

provided further that, the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in ss. 5 (e), (t) and (u): to the extent the Adverse Consequences the buyer has suffered by reason of all such breaches of ss. 5 (e), (t) and (u) exceed a five (5) million dollars aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

            (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer or ASC breaches any of their respective representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss. 10(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to ss. 12(h) below within such survival period, then the Buyer and ASC agree to indemnify jointly and severally the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification caused by the breach.

            (d) Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss. 10, then the Indemnified Party shall promptly (and in any event within [five business days] after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

            (ii) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

            (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in ss. 10(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

            (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

            (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Adverse Consequences for purposes of this ss. 10. All indemnification payments under this ss. 10 shall be deemed adjustments to the Unadjusted Purchase Price.

            (f) Exclusive Remedy. The Parties agree that the remedies provided in this Agreement shall constitute the sole and exclusive remedy available to the Parties.

            (g) Liquidated Damages. In the event the Buyer or ASC breaches any of its representations, warranties, and covenants contained herein in any material respect (including the Buyer's failure to purchase from the Seller the Shares pursuant to this Agreement or if the closing condition with respect to the Hart- Scott-Rodino Act set forth in ss. 8(a)(v) shall not have been satisfied prior to October 31, 1997, each of which shall be deemed such a material breach), the Seller shall retain the Contract

Deposit as liquidated damages; provided, however, that the Seller shall not retain the Contract Deposit if the transactions contemplated hereby are not consummated because the Seller has breached any one or more of its representations, warranties or covenants contained in this Agreement, which breach, individually or in the aggregate, is materially adverse to the business, properties, results of operations or financial position of the Companies taken as a whole, and the Buyer has notified the Seller of the breach, and the breach has continued without cure and has remained materially adverse in the manner described immediately above for a period of 30 days after the notice of breach. If the Buyer and ASC breach their obligations hereunder in any material respect, the Seller's damages would be impossible to ascertain and the Contract Deposit constitutes a fair and reasonable amount of compensation. Notwithstanding the foregoing, the Seller shall retain the Contract Deposit as liquidated damages if ASC directly or through its subsidiary will not have issued stock publicly in a recognized United States securities market and raised at least $200 million or otherwise provided for full funding of the purchase price for the Shares in a manner satisfactory to the Seller on or prior to October 31, 1997; provided,however, that the Seller shall not retain the Contract Deposit if (i) the transactions contemplated hereby are not consummated because the Seller has breached any one or more representations, warranties or covenants contained in this Agreement, which breach, individually or in the aggregate, is materially adverse to the business, properties, results of operations or financial position of the Companies taken as a whole (a "Breach"), and the Buyer has notified the Seller of the Breach on or prior to October 31, 1997, and (ii) the Breach has continued without cure and has remain materially adverse in the manner described immediately above for a period of 30 days after the notice of breach. Upon the cure of such a Breach, the Seller shall be entitled to and to retain the Contract Deposit. Any such Breach by the Seller after October 31, 1997 shall not impair the right of the Seller to retain the Contract Deposit. Notwithstanding the foregoing sentences in this ss. 10(g), the Seller will apply the Contract Deposit to the Unadjusted Purchase Price if the Closing takes place on or prior to December 1, 1997.

      11. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyer, ASC and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any one or more representations, warranties, or covenants contained in this Agreement, which breaches, individually or in the aggregate, are materially adverse to the business, properties, results of operations or financial position of the Companies taken as a whole, the Buyer has notified the Seller of the breach, and the breach has remained materially adverse to the business, properties, results of operations and financial condition of the Companies taken as a whole for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 1, 1997, by reason of the failure of any condition precedent under ss. 8(a) hereof (unless the failure results primarily from the Buyer itself or ASC breaching any representation, warranty, or covenant contained in this Agreement); and

            (iii) the Seller may terminate this Agreement by giving written notice to the Buyer or ASC at any time prior to the Closing (A) in the event the Buyer or ASC, as the case may be, has breached any one or more representations or warranties contained in this Agreement, which breaches, individually or in the aggregate, result in a failure or refusal of USFS to issue the USFS Consents or New USFS Permits or are otherwise materially adverse to the business, properties, results of operations or financial position of the Companies taken as a whole or if the Buyer or ASC has breached any covenants contained in this Agreement, the Seller has notified the Buyer or ASC, as the case may be, of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 1, 1997.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss. 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in ss. 6(d) and liquidated damages provisions contained in ss. 10(g) above shall survive termination.

      12. Miscellaneous.

            (a) Arbitration. Any dispute required to be resolved pursuant to
Section 2(c) or Section 2(e) of this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect as modified herein (the "Rules"). The arbitration shall be held in New York, New York, For the purposes of any arbitration hereunder, ASC and the Buyer shall be deemed to be one Party. There shall be three arbitrators, of whom each party shall select one. The claimant shall name its arbitrators in its demand. The respondent shall name its arbitrator in its answering statement, or, at the latest, within ten (10) days of its notification by the AAA of the claimant's demand. The party-appointed arbitrators shall select the third arbitrator within fifteen days of the appointment of the second arbitrator. The hearing shall commence no later than thirty days and the award shall be rendered no later than sixty days following the appointment of the last of the three arbitrators. The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. ss. ss. 1-16. Judgment upon the arbitrators' award may be entered in any court of competent jurisdiction.

            (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller:

                        Kimihito Kamori
                        Kamori International Corporation
                        2305 Mt. Werner Circle,
                        Steamboat Springs, CO  80487
                        Tel: (970) 879-6111
                        Fax: (970) 879-7463


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

      Copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, NY 10022
                        Attn: Kenju Watanabe, Esq.
                        Tel: (212) 735-3476
                        Fax: (212) 735-2000

      If to the Buyer and ASC:

                        ASC Holdings, Inc.
                        P.O. Box 450
                        Attn: Chris Howard, Esq.
                        Bethel, ME  04217
                        Tel: (207) 824-5151
                        Fax: (207) 824-5158

      Copy to:

                        Pierce Atwood
                        1 Monument Square
                        Bethel, ME  04101
                        Attn: David Champoux, Esq.
                        Tel: (207) 791-1364
                        Fax: (207) 791-1350

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, ASC and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Expenses. Except as otherwise specifically provided in this Agreement, whether or not the transactions contemplated hereby are consummated,
(i) all costs and expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer or ASC, as the case may be, and (ii) all costs and expenses incurred by the Seller and the Companies in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller or the Companies, as the case may be. It is agreed that the Buyer shall pay the cost of all surveyors and title companies in connection with the transactions contemplated hereby.

            (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Joint and Several Obligations of the Buyer and ASC. ASC and the Buyer shall be jointly and severally liable with respect to any of the representations, warranties, covenants and other agreements of either or both of them contained herein.

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                                         ASC WEST


                                         By: /s/ Leslie B. Otten
                                         Title:_________________________________



                                        ASC HOLDINGS, INC.


                                         By: /s/ Leslie B. Otten
                                         Title:_________________________________



                                         KAMORI INTERNATIONAL
                                         CORPORATION


                                         By: /s/ Kimihito Kamori
                                         Title:_________________________________



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